Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brigham Exploration Company:
We consent to the incorporation by reference in the registration statement on Form S-4 of Brigham Exploration Company and subsidiaries of our reports dated March 6, 2007, with respect to the consolidated balance sheet of Brigham Exploration Company and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our audit report refers to a change in method of accounting for share-based payments, in connection with the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

KPMG LLP
Dallas, Texas
May 9, 2007